Exhibit 99.1

Retractable Technologies, Inc. Reports 77% Gross Profit Increase for Q3 2010

LITTLE ELM, Texas, December 2, 2010—Retractable Technologies, Inc. (“Retractable”) (NYSE AMEX: RVP), a leading maker of safety medical devices, reported a gross profit of $5.2 million for the three months ended September 30, 2010, a 77.1% increase over its gross profit for the three months ended September 30, 2009.  Retractable also reported a gross profit of more than $11.4 million for the nine months ended September 30, 2010, a 76.4% increase over the nine months ended September 30, 2009.

Comparison of Three Months Ended September 30, 2010 and September 30, 2009

Domestic sales accounted for 80.1% and 84.8% of the net sales for the three months ended September 30, 2010 and 2009, respectively.  Domestic revenues increased 7.5% principally due to higher average sales prices.  International revenues increased 48.8% due primarily to higher volumes.  Overall, unit sales increased 2.7%.  Domestic unit sales decreased 8.9%, which may be attributable to a reduction in flu vaccine being administered.  International unit sales increased 38.4%, which may be due to the lower international sales last year due to increased domestic demand by the Department of Health and Human Services during the same period.

Gross profit increased primarily due to higher revenues and lower unit manufacturing costs.  The average cost of manufactured product sold per unit decreased by 15.8% due to lower piece part prices due to increasing our molding operations at the Little Elm facility and a significant increase in the number of units produced, thereby reducing the unit costs attributable to fixed costs.  Profit margins can fluctuate depending upon, among other things, the Cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 21.9% due to higher gross revenue.

Operating expenses decreased 35.5%.  The decrease was due to lower litigation costs and lower stock option expense, mitigated by amounts paid to employees who had a salary reduction last year.  The lower litigation costs are the result of an agreement between us and our counsel to cap certain litigation fees.  This is the first quarter that the full effect of the agreement is being realized.

Operating income was $1.0 million compared to an operating loss for the same period last year of $3.5 million.

Litigation settlements, net reflect certain provisions of our settlement with Abbott Laboratories (“Abbott”) and Hospira, Inc. (“Hospira”) pursuant to which we received a payment of $6.0 million.  In addition, Abbott waived a $1.4 million marketing fee and an invoice due from Abbott to us was waived.

Comparison of Nine Months Ended September 30, 2010 and September 30, 2009

Domestic sales accounted for 87.0% and 83.6% of the net sales for the nine months ended September 30, 2010 and 2009, respectively.  Domestic revenues increased 34.7% principally due to higher average sales prices.  International revenues increased 2.2% due primarily to higher average prices.  Overall, unit sales increased 14.2%.  Domestic unit sales increased 21.7%, which may be attributable to flu season purchases earlier in the year.  International unit sales decreased 6.2%.

Gross profit increased primarily due to higher revenues and lower unit manufacturing costs.  The average cost of manufactured product sold per unit decreased by 6.3% due to lower piece part prices due to increasing our molding operations at the Little Elm facility and a significant increase in the number of units produced, thereby reducing the unit costs attributable to fixed costs.  Profit margins can fluctuate depending upon, among other things, the Cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 28.1% due to higher gross revenue.

Operating expenses decreased 7.1%.  The decrease was due to lower litigation costs and lower salary levels, along with reduced travel and entertainment, consulting, and marketing expense.  These reductions were mitigated by amounts paid to those employees who had a salary reduction last year.  The lower litigation costs are the result of an agreement between us and our counsel to cap certain litigation fees.

Loss from operations decreased 59.5% due principally to increased gross profit and reduced expenses.

Litigation settlements, net reflect certain provisions of our settlement with Abbott and Hospira pursuant to which we received a payment of $6.0 million.  In addition, Abbott waived a $1.4 million marketing fee and an invoice due from Abbott to us was waived.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on November 15, 2010 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse. Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Patient Safe® syringes’ unique luer guard reduces the risk of luer tip contact contamination and the risk of contamination of intravenous fluid. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com